PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                             FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                             FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                               Table of Contents
                                                                        Page



Independent Auditors Report                                             F-32

Balance Sheets as of December 31, 1998 and 1997                         F-33

Statements of Operations for the Years Ended December 31,
  1998, 1997 and 1996                                                   F-34

Statements of Changes in Partners' Equity for the
  Years Ended December 31, 1998, 1997 and 1996                          F-35

Statements of Cash Flows for the Years Ended December 31,
  1998, 1997 and 1996                                                   F-36

Notes to Financial Statements                                           F-38

                            INDEPENDENT AUDITOR REPORT




The Partners
Portland Lofts Associates Limited Partnership
Boston, Massachusetts

We have audited the accompanying balance sheets of Portland Lofts Associates Limited Partnership (the Partnership) as of December 31, 1998 and 1997, and the related statements of operations, changes in partners equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnerships management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because we were not engaged to audit the statements of operations, changes in partners equity and cash flows for the year ended December 31, 1996, we did not extend our auditing procedures to enable us to express an opinion on the results of operations, changes in partners equity and cash flows of Portland Lofts Associates Limited Partnership for the year ended December 31, 1996. Accordingly, we express no opinion on them.

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Portland Lofts Associates Limited Partnership as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Lefkowitz, Garfinkel, Champi & DeRienzo P.C.


Providence, Rhode Island
February 16, 1999

                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                                BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997


                                    ASSETS

                                                        1998           1997
                                                    -------------   ------------

Investment in real estate:
   Land                                             $    899,526   $    899,526
   Buildings and improvements                         10,684,704     10,684,704
   Furniture and equipment                                84,051         84,051
                                                    -------------   ------------

                                                      11,668,281     11,668,281
   Less accumulated depreciation                       2,446,972      2,173,528
                                                    -------------   ------------

                                                       9,221,309      9,494,753

Cash                                                      13,716          2,220
Rent receivable                                            8,663          5,006
Prepaid expenses                                          25,742         19,789
Replacement reserve                                       21,960         32,787
Deferred costs, less accumulated amortization
   (1998, $30,309; 1997, $17,357)                         81,583         94,535
                                                    -------------   ------------

                                                    $  9,372,973    $ 9,649,090
                                                    =============   ============


                       LIABILITIES AND PARTNERS EQUITY

Liabilities:
   Notes payable:
     Mortgage                                         $5,463,137     $5,534,391
     General partner                                     298,152        320,221
     Other                                                     -            733
   Accounts payable and accrued expenses                  40,399         86,931
   Accrued interest                                       49,923         50,665
   Security deposits                                      32,775         16,010
                                                    -------------   ------------

            Total liabilities                          5,884,386      6,008,951

Commitments (Note 5)

Partners equity                                        3,488,587      3,640,139
                                                    -------------   ------------

                                                   $   9,372,973    $ 9,649,090
                                                    =============   ============






   The accompanying notes are an integral part of these financial statements.

                 PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                       1998            1997             1996
                                  --------------  --------------   -------------
                                                                     (Unaudited)
Revenue:
   Rental income                   $ 1,211,437      $ 1,092,135     $ 1,105,940
   Interest and other income            27,038           41,061          49,453
                                  ------------    --------------   -------------

     Total revenue                   1,238,475        1,133,196       1,155,393
                                  ------------    --------------   -------------

Expenses:
   Operating and administrative         83,510          154,526         119,295
   Management fees                      65,902           63,289          39,086
   Repairs and maintenance             152,375          154,355         111,164
   Utilities                            54,242           54,917          49,901
   Real estate taxes                    40,186           37,888          36,702
   Insurance                            22,813           23,407          19,809
   Depreciation and amortization       286,396          282,981         300,925
                                   -----------    -------------     ------------

     Total expenses                    705,424         771,363          676,882
                                   ------------   -------------     ------------

Income from operations                 533,051         361,833          478,511

Interest expense                       528,603         537,298          587,575
                                   --------------  --------------   ------------

Net income (loss) before                 4,448        (175,465)        (109,064)
extraordinary item

Extraordinary item  gain on
extinguishment of debt                       -               -        1,656,579
                                   --------------  --------------   ------------

Net income (loss)                  $     4,448    $   (175,465)     $ 1,547,515
                                  ==============  ==============   =============
















  The accompanying notes are an integral part of these financial statements.

                 PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                     Historic
                                   Preservation      East Bank
                                    Properties         Angel            Total
                                    1989 Limited        Joint          Partners
                                    Partnership        Venture          Equity
                                  ---------------  ---------------  ------------

Balance, December 31, 1995
 (Unaudited)                         1,418,459        1,031,630       2,450,089

Distributions                          (26,000)               -         (26,000)

Net income                           1,532,040           15,475       1,547,515
                                ---------------  ---------------  --------------

Balance, December 31,1996
 (Unaudited)                         2,924,499        1,047,105       3,971,604

Distributions                         (156,000)               -        (156,000)

Net loss                              (173,710)           (1,755)      (175,465)
                                ---------------  ---------------  --------------

Balance, December 31,1997            2,594,789        1,045,350       3,640,139

Distributions                         (156,000)               -        (156,000)

Net income                               4,404               44           4,448
                                ---------------  ---------------  --------------

Balance, December 31, 1998       $   2,443,193      $ 1,045,394    $  3,488,587
                                ===============  ===============  ==============























  The accompanying notes are an integral part of these financial statements.

                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                           STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                           1998         1997          1996
                                         ----------   ----------     ---------
                                                                     Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                    $   4,448    $ (175,465)   $  1,547,515
   Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
     Depreciation and amortization        286,396       282,981         300,925
     Extraordinary gain on
     extinguishment of debt                     -             -      (1,656,579)

     Decrease (increase) in rent
     receivable                            (3,657)       (2,165)          8,891
     Decrease (increase) in prepaid
      expenses                             (5,953)        4,684         (24,473)
     Increase in deferred costs                 -        (9,152)              -
     Increase (decrease) in accounts
      payable and accrued expenses        (46,532)        3,347          22,527
     Increase (decrease) in accrued
      interest                               (742)      (10,067)          4,616
     Increase (decrease) in security
      deposits                             16,765         7,605            (720)
                                         ----------       -------    -----------

   Net cash provided by operating
    activities                            250,725       101,768         202,702
                                         ---------     ---------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to buildings and
    improvements                                -             -          (3,655)
   Purchase of tenant improvements              -        (3,000)              -
   Decrease (increase) in replacement
    reserve                                10,827       128,933        (161,720)

                                        ----------    -----------    -----------
   Net cash provided by (used in)
    investing activities                   10,827       125,933        (165,375)
                                        -----------   -----------    -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from refinancing                    -             -       5,625,000
   Proceeds from general partner note
    payable                                     -             -         340,000
   Payment on mortgage, notes payable
    and construction loan                       -             -      (5,815,000)
   Principal payments on mortgage and
    other notes payable                   (94,056)      (89,107)        (69,778)
   Payment of deferred financing fees           -             -         (94,739)
   Distributions                         (156,000)     (156,000)        (26,000)
                                         ----------  -----------    ------------

Net cash used in financing activities    (250,056)     (245,107)        (40,517)
                                        -----------  ------------   ------------

NET INCREASE (DECREASE) IN CASH            11,496       (17,406)         (3,190)

CASH, BEGINNING OF YEAR                     2,220        19,626          22,816
                                        ----------   -----------    ------------

CASH, END OF YEAR                     $    13,716     $   2,220     $    19,626
                                      ============    ==========    ============







  The accompanying notes are an integral part of these financial statements.

                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                     STATEMENTS OF CASH FLOWS (CONTINUED)
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



SUPPLEMENTAL CASH FLOW INFORMATION:

   Cash paid for interest               $   529,345     $  547,365    $582,959
                                        ============    ===========   ==========


NON-CASH FINANCING ACTIVITY:

In June 1996, Portland Lofts settled $7,621,579 of mortgage and other notes payable and paid closing costs through issuing a promissory mortgage note and other promissory note totaling $5,965,000 and recognizing an extraordinary gain of $1,656,579.





































  The accompanying notes are an integral part of these financial statements.

                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                        NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


1.   Organization and Description of Business

     Portland Lofts Associates Limited Partnership (the Partnership), a Delaware limited partnership, was formed on August 8, 1989 to acquire, rehabilitate and operate three buildings and the related land (the Property) containing 89 residential apartment units and 23,470 net rentable square feet of commercial space, located at 555 Northwest Park Avenue, Portland, Oregon.

     The general partners of the Partnership are East Bank Angel Joint Venture (EBAJV), an Oregon general partnership (also known as the developer), and Historic Preservation Properties 1989 Limited Partnership (HPP89), a Delaware limited partnership whose sole general partner is Boston Historic Partners Limited Partnership. EBAJV, whose venturers are Pacific Star Corporation and Joseph Angel (Angel), is also the only limited partner (see Note 5).

     At December 31, 1998 the Partnership had leased 88% (unaudited) of the residential apartment units and 95% (unaudited) of the commercial space for a combined occupancy of 90% (unaudited).

2.   Basis of Presentation and Significant Accounting Policies

     Basis of accounting

     The Partnership's  financial statements are prepared on the accrual basis
     of  accounting  in  accordance   with   generally   accepted   accounting
     principles.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Investment in real estate and depreciation

     Investment in real estate is held for lease and stated at cost. Depreciation is computed on a straight-line basis over 40 years for buildings and improvements, and over 5 to 7 years for personal property.

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 totaled $273,444, $272,094 and $293,263 (unaudited), respectively.

     Cash, cash equivalents and concentration of credit risk

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The
     Partnership   had  no  cash   equivalents   at  December   31,  1998  and
     1997.

     At December 31, 1998 and 1997, the Partnership had no cash on deposit in banks in excess of amounts insured by the Federal Deposit Insurance Corporation.






                                     F-38
                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


2.   Basis of Presentation and Significant Accounting Policies (Continued)

     Deferred costs

     Costs to lease residential apartment units are generally expensed; however, leasing costs associated with commercial space are capitalized and amortized on a straight-line basis over the related lease terms. Amortization of costs associated with leasing for the years ended December 31, 1998, 1997 and 1996 totaled $3,478, $1,413 and $1,798
     (unaudited), respectively.

     Direct costs attributable to obtaining financing are capitalized and amortized on a straight-line basis over the terms of the related debt. Amortization of financing costs for the years ended December 31, 1998, 1997 and 1996 totaled $9,474, $9,474 and $5,864 (unaudited), respectively.

     Revenue  recognition

     Rental revenue from commercial leases is recorded by recognizing the aggregate minimum rentals to be received over the terms of each lease in equal monthly installments over the related lease terms. Rental income recorded prior to actual cash collections under the terms of the leases is included in rent receivable ($4,988 and $4,000 as of December 31, 1998 and 1997, respectively). Principally all residential apartment units are rented under month-to-month arrangements and rent is recorded when due.

     Income taxes

     No provision (benefit) for income taxes is reflected in the accompanying financial statements since income or loss of the Partnership is required to be reported in the tax returns of the respective partners.

     Reclassification

     Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

3.   Mortgage and Notes Payable

     The Partnerships original mortgage note was to mature on April 1, 1997. Also, the Partnership had an unsecured note which it assumed from
     EBAJV  effective  December  19, 1989  bearing  interest at the prime rate
     plus 1%.   On
     May 21, 1996, the Partnership and the holder of the mortgage note and the unsecured note entered into a Settlement Agreement (Settlement Agreement) to resolve claims concerning the debt. According to the Settlement Agreement, the Partnership was allowed, until July 31, 1996, to pay $5,400,000 to the new holder in full satisfaction of the mortgage note and the unsecured note.

     On June 20, 1996, the Partnership issued a promissory mortgage note to a bank in the amount of $5,625,000 and a promissory note to Angel in the amount of $340,000 to provide sufficient funds to pay in full the $5,400,000 settlement amount with the holder of the mortgage note and unsecured note, a separate $400,000 promissory note bearing interest at 13.11% and due currently, and all related closing costs. The transaction resulted in an extraordinary gain on extinguishment of debt of $1,656,579. The mortgage note bears interest at 9%; amortizes over a 25-year schedule; requires monthly payments of principal and interest of $47,205; and matures on July 1, 2006, at which time all unpaid principal and interest is due. The mortgage note is secured by the Property, rents and assignments of leases.

     The Angel Note bears interest at 11%; amortizes over a 10-year schedule; requires monthly principal and interest payments in the amount of $4,684; and matures January 1, 2007.
                                     F-39
                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


3.   Mortgage and Notes Payable (Continued)

      At December 31, 1998, aggregate annual maturities under the mortgage note payable and note payable to general partner for each of the next five years are as follows:

         Year Ending          Mortgage        Note Payable to
        December 31,        Note Payable      General Partner      Total
      ------------------  -----------------   ----------------  ------------

            1999           $   77,938             24,622         $  102,560
            2000               85,249             27,471            112,720
            2001               93,246             30,650            123,896
            2002              101,994             34,197            136,191
            2003              111,561             38,154            149,715

4.   Partners' Equity

     Profits, losses and tax credits shall be distributed to the partners, as defined in the Partnership Agreement, as follows : 99% to HPP89, .9% to EBAJV and .1% to EBAJV as a limited partner. However, if cash flows are distributed to the partners in accordance with (b) and (c) below, then profits, losses and tax credits shall be distributed in accordance with those same formulas.

     Cash flows from operations shall be distributed to the partners, as defined in the Partnership Agreement, as follows:

        a. 100 percent to the payment of accrued interest on, and then the unpaid principal balance of, any outstanding loans made to the Partnership by HPP89.

        b. Thereafter, 100 percent to HPP89 until HPP89 has received distributions of cash flow in such year in an amount equal to an 8 percent cumulative, noncompounded return on its weighted average HPP89 invested capital for such year.

        c.    The  remaining   balance,   if  any,   prior  to  call/put  date
            (discussed below), 50% to HPP89, 49.9% to EBAJV and .1% to EBAJV as limited partner, and after the call/put date, 75% to HPP89, 24.9% to EBAJV and .1% to EBAJV as limited partner.

     The Partnership Agreement provides HPP89 with certain put rights, as defined in the agreement, to require the Developer to purchase HPP89s interest in the Partnership. On July 1, 1997, HP89 and the Developer entered into an agreement under which the parties acknowledged that HPP89s put right commenced July 1, 1997 and HPP89 agreed not to exercise its put right until July 1, 2000 provided it receives distributions of no less than $30,000 per quarter. Under the put right, the Developer is required to pay HPP89 the excess of $5,750,000, plus $25,467 for each month commencing July 1, 1997 through the month in which the closing of the sale of HPP89s interest is consummated pursuant to the put right, less the amount previously distributed to HPP89. The Developer, provided it has met certain conditions defined in the agreement, shall have the right to locate a third party to purchase HPP89s interest on behalf of the Developer. Cash from the sale or refinancing of the Property shall be distributed to repay any outstanding loans and related interest and then to the partners, as defined in the Partnership Agreement.





                                     F-40
                PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


5.   Transactions with Related Parties and Commitments

     Interest expense for the years ended December 31, 1998, 1997 and 1996 totaled $33,931, $36,241 and $18,735 (unaudited), respectively, related to the Angel Note. At December 31, 1998 and 1997, $8,949 and $9,152 is included in accrued interest.

     In November 1996, the Partnership entered into an agreement to pay EBAJV a monthly fee of $2,400 for partnership management services provided to the Partnership. Partnership management fees for the years ended December 31, 1998, 1997 and 1996 totaled $28,800 $28,800 and $4,800
     (unaudited), respectively.

     The Partnership has a month-to-month management agreement with an unrelated party to manage the property for a fee equal to 3% of gross receipts as defined in the agreement. Management fees for the years ended December 31, 1998, 1997 and 1996 totaled $37,102, $34,489 and
     $34,286 (unaudited). The unrelated party also receives leasing commissions equal to 5% of amounts due under commercial leases.

6.   Minimum Future Rentals under Operating Leases

     The Partnership rents space to commercial tenants under operating leases of varying terms expiring through 2004. Approximately 16% of all residential apartment units are rented to tenants under short-term operating leases and the remaining rented under month-to-month arrangements. As of December 31, 1998, the Partnership had entered into seventeen commercial leases covering approximately 95% (unaudited) of the building's net rentable commercial space. The Partnershis largest commercial tenant occupancies 23% of the commercial space at December 31, 1998, representing only 5.8% of the total square feet of the property.

     At December 31, 1998, minimum future rentals, excluding reimbursement of real estate taxes and certain operating expenses, to be received under noncancellable commercial leases for each of the next five years are as follows:
                     Year Ending December 31,
                    ------------------------

                             1999                     243,169
                             2000                     141,081
                             2001                      89,642
                             2002                      53,180
                             2003                      53,180

     The above amounts do not include additional rentals that will become due as a result of escalation provisions in the commercial leases.

     In most cases, management expects that in the normal course of business, commercial leases will be renewed or replaced by other leases and month-to-month arrangements with residential tenants will be continued or replaced by short-term operating leases.

7.   Fair Value of Financial Instruments

      The carrying amounts of cash, rent receivable, prepaid expenses, replacement reserve, accounts payable and accrued expenses, accrued interest and security deposits at December 31, 1998 and 1997 approximate their fair values due to their short maturities. The fair values of the Partnerships mortgage note payable and other notes payable at December 31, 1998 and 1997 approximate their carrying amounts based on interest rates currently available to the Partnership for similar financing arrangements. All financial instruments are held for non-trading purposes.

                                     F-41